UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2024

BORGWARNER INC.
________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

3850 Hamlin Road,	Auburn Hills,	Michigan	48326
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BWA	New York Stock Exchange
1.00% Senior Notes due 2031	BWA31	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2024, BorgWarner Inc. (“BorgWarner” or the “Company”) announced that, effective at the close of business on February 6, 2025, Frederic B. Lissalde, the President and Chief Executive Officer of the Company, will retire and that Joseph F. Fadool, currently the Company’s Executive Vice President of BorgWarner Inc. and Chief Operating Officer, has been appointed to succeed him as President and Chief Executive Officer.

The Employment Agreement (the “Lissalde Employment Agreement”) between Mr. Lissalde and the Company, dated September 9, 2022, requires Mr. Lissalde to resign from the Company’s Board of Directors (the “Board”) upon the effectiveness of the appointment of a successor President and Chief Executive Officer. Accordingly, Mr. Lissalde has delivered his resignation as a member of the Board dated February 6, 2025. Further, the Board has acted to appoint Mr. Fadool to the Board to fill the resulting vacancy, effective at the close of business on February 6, 2025, to serve for the remainder of Mr. Lissalde’s Board term.

Mr. Fadool, 58, has served as the Company’s Executive Vice President of BorgWarner Inc. and Chief Operating Officer since July 2024. Prior to that role, Mr. Fadool served as the Company’s Vice President and President and General Manager, Emissions, Thermal and Turbo Systems since October 2019. Prior to that role, Mr. Fadool served as the Company’s Vice President and President and General Manager of BorgWarner Turbo Systems LLC from May 2019 to October 2019. From January 2017 to May 2019, he served as the Company’s Vice President and President and General Manager of BorgWarner Emissions Systems LLC and BorgWarner Thermal Systems Inc.

In connection with Mr. Fadool’s appointment, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) approved a compensation package for Mr. Fadool as President and Chief Executive Officer. Effective as of February 6, 2025, Mr. Fadool’s annual base salary will be $1,250,000. His target annual bonus opportunity (prorated for 2025) will be $1,875,000 (150% of base salary). Mr. Fadool’s long-term incentive target opportunity for 2025 grants will be $8,125,000 (650% of base salary). Mr. Fadool will also receive an award of 59,760 additional performance shares for the performance period of January 1, 2024 to December 31, 2026. In addition, Mr. Fadool will receive an increase in his perquisite allowance to $50,000.

The Lissalde Employment Agreement will continue to govern the compensation of Mr. Lissalde. The Company disclosed that compensation in its Current Report on Form 8-K dated September 9, 2022. Among other things, Mr. Lissalde will continue to serve the Company as a consultant to the Board and support the transition of his duties, as reasonably requested by Mr. Fadool or by the Board from time to time, to ensure an orderly transition of such duties effective on the effective date of the appointment of Mr. Fadool (the “Transition Date”) and through August 30, 2025 (the “Transition Period”).

Further, during the Transition Period, Mr. Lissalde’s annual base salary will be reduced to sixty-seven percent (67%) of his annual base salary as in effect immediately prior to the Transition Date, and he will not be entitled to participate in the Company’s Management Incentive Plan (“MIP) for any performance periods beginning on or after the Transition Date, but he will be entitled to a pro rata MIP payment, if otherwise earned, for the 2025 performance period based on the length of time he serves as President and Chief Executive Officer during such performance period. During the Transition Period, Mr. Lissalde will remain eligible to receive awards under the Company’s Stock Incentive Plan as determined by the Compensation Committee of the Board at a level commensurate with the position of Chief Executive Officer and a base salary rate equal to his most recent base salary rate as Chief Executive Officer.

Item 7.01 Regulation FD Disclosures

On November 6, 2024, the Board declared a quarterly cash dividend of $0.11 per share of the Company's common stock. The dividend is payable on December 16, 2024 to stockholders of record on December 2, 2024.

On November 7, 2024, the Company issued the press release attached as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)     Exhibits. The following exhibits are being furnished as part of this Report.

Exhibit Number	Description
99.1	Press Release dated November 7, 2024
104.1	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BorgWarner Inc.

Date: November 7, 2024	By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President and Secretary